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                                                                EXHIBIT 99.B8(B)


                                                     June 1,  1982

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02110


         Re: The Custodian Agreement dated September 30, 1980 (the "Custodian Agreement") between NEL Cash Management Trust, a Massachusetts business trust (the "Trust"), and State Street Bank and Trust Company, a Massachusetts banking corporation (the "Custodian").

Gentlemen:

         Pursuant to the terms of Section I of the Custodian Agreement, enclosed please find (i) a copy of the Trust's Second Amended and Restated Agreement and Declaration of Trust (the "Declaration") which became effective upon filing with the Secretary of The Commonwealth of Massachusetts on March 23, 1982 and (ii) a copy of the Trust's Bylaws as amended to date.

         Pursuant to the power of the Trustees of the Trust (the "Trustees") to convert the Trust into a series company (as described in Section 18 (f)(2) of the Investment Company Act of 1940), the Trustees have established and designated two Series (individually a "Series", collectively, the "Series") of shares of the Trust (the "Shares"), viz., the "Money Market Series" and the "U.S. Government Series", such establishment and designation to be effective on the date as of which the Trust has received from New England Mutual Life Insurance Company, a Massachusetts corporation, or any affiliate thereof, tender for one or more Shares of the Series to be designated the U.S. Government Series. Except as otherwise specifically set forth herein, the Trust does hereby confirm that the terms and conditions of the Custodian Agreement shall apply, mutatis mutandis, to each Series as though the assets and liabilities belonging to (within the meaning of the Declaration) such Series alone constituted the assets and liabilities of the entire Trust and Shares of such Series were the only Shares of the Trust. Without limiting the generality of the foregoing, the Trust does hereby confirm that (i) the administration fees set forth in Exhibit A to the Custodian Agreement and referred to in Paragraph 7 of Section II of the Custodian Agreement shall be calculated by reference to the assets belonging to (within the meaning of the Declaration) each individual Series and not by reference to the aggregate assets of the Trust;(ii) the securities in the physical possession of the Custodian and belonging to any one Series shall be kept in a separate account and shall be physically segregated at all times from those of any other Series or any other person;(iii) transactions involving securities or cash belonging to (within the meaning of the Declaration) any Series shall be carried out solely for the account of that Series; (iv) securities belonging to (within the meaning of the Declaration) any Series maintained in a Securities System pursuant to Paragraph 3-B of Section II of the Custodian Agreement shall be identified on the records of the Custodian as belonging to such Series and separately from transactions involving such securities shall be recorded separately from transactions involving securities belonging to other persons, including other Series; (v) consideration received in connection with the sale of Shares of any Series shall be credited to the account of that Series only; (vi) distributions to the holders of Shares of any Series and redemption of the Shares of any Series shall be made only from the assets belonging to (within the meaning of the Declaration) the relevant Series;
(vii) the net asset value of the shares of any Series and the net income of any Series shall be calculated without regard to the assets or liabilities belonging to (within the meaning of the Declaration) any other Series; (viii) the Custodian will keep books of account and render statements for each Series separately; and (ix) notice given to the Trust with respect to any matter affecting one Series only shall indicate in such notice the Series with respect to which such matter pertains.

         It is the intention of the Trust, and its Second Amended and Restated Agreement and Declaration of Trust so provides, that every note, bond, contract, instrument or undertaking made or issued on behalf the Trust shall be binding only upon the assets and property of the assets belonging to the series for the benefit of which the Trust has caused such note, bond, contract, instrument, certificate, or undertaking to be made or issued. Accordingly, the Custodian shall bill each Series separately on account of those custodian fees determined in accordance with Exhibit A to the Custodian Agreement which are attributable to the administration, portfolio trades, interest accrual and appraisals or other activities of such Series and the assets of such Series alone shall be chargeable with those fees. In addition, with respect to any action taken or thing done by the Custodian giving rise to a claim by the Custodian for indemnification pursuant to Paragraph 6 of Section II of the Custodian Agreement, the only assets available for indemnification of such claim shall be the assets of the Series for the benefit of which such action was taken or thing was done.

         If the foregoing is in accordance with your understanding of your agreement with the Trust, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon it will constitute an amendment to the Custodian Agreement and, as such, a binding agreement between the Trust and the Custodian in accordance with its terms.
                                                     Very truly yours,

                                                     NEL Cash Management Trust
                                                     By /s/ DONALD C. DAY
                                                        ----------------------
                                                     Vice President

The foregoing is hereby accepted.
                                    State Street Bank and Trust Company

Date: MAY 14,  1982                 By /s/ E.D. HAWKES, JR.
                                       -------------------------
                                    Title: Vice President

         A Copy of the Agreement and Declaration of Trust establishing NEL Cash Management Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this letter is executed on behalf of the Trust by an officer of the Trustees and not individually and that the obligations of or arising out of this letter and the Custodian Agreement referred to herein are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the respective assets belonging to the Series of Shares for the benefit of which the terms of this letter and the Custodian Agreement have been agreed to.
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                       STATE STREET BANK AND TRUST COMPANY
                             Custodian Fee Schedule

                NEL Cash Management Trust- U.S. Government Series
-------------------------------------------------------------------------------

I.  Administration

Full Accounting Service- Custody of assets, maintain investment ledgers, determine and collect income; maintain general ledgers; maintain capital stock balance; prepare daily trial balance; compute net asset value daily; make cash disbursements as required.

                                   Annual Fee

Fund Net Assets                              Custody & Full Accounting Service

First 20 million                             1/20 of 1%
Next 80 million                              1/40 of 1%
Excess                                       1/100 of 1%

Minimum Monthly Charge:

First Six Months                             $500
Second Six Months                            1000
Thereafter                                   1500

An annual fee, billed and payable monthly: based on average net assets, computed the same as the fund management fee.

II.  Portfolio Trades

For each portfolio trade........................................$12.00
State Street Bank repurchase agreements.........................$6.00 each way

III.  Interest Accrual and Appraisal Charge

For each issue-Monthly Charge...................................$5.00


IV. Special Services

Fees for activities of a non-recurring nature such as Fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation.

V.       Out of Pocket Expenses

         A billing for the recovery of the following expenses will be made as of the end of each month:

         Wire charges ($3.65 per wire in and $3.50 per wire out)
         Postage and insurance
         Telephone
         Armored carrier costs
         Legal fees
         Supplies related to Fund records

NEL Cash Management Trust-                      State Street Bank and Trust  Co.
U.S. Government Series

By    /s/ JOSEPH A. GLAVICKAS                   By    /s/ E.D. HAWKES, JR.
      -------------------------                       --------------------
      Treasurer                                       Vice President
Date     6/7/82                                 Date     June 1,  1982